Exhibit 10.3
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT, dated as of the 9th day of September, 2008, between JOS. A. BANK CLOTHIERS, INC. (“Employer”) and R. NEAL BLACK (“Executive”).
FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Employer and Executive do hereby agree as follows:
1. Employment of Executive
Employer hereby agrees to employ Executive, and Executive hereby agrees to be in the employ of Employer, upon the terms and conditions hereinafter set forth. This Agreement is a contract for personal services of Executive and services pursuant hereto may only be performed by Executive.
2. Employment Period
The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence December 21, 2008 and shall, subject to earlier termination as provided in Section 5, continue through January 29, 2011.
3. Duties and Responsibilities
3.1 General. During the Employment Period, Executive (i) shall have the title of Chief Executive Officer and (ii) shall devote substantially all of his business time and expend his best efforts, energies and skills to the business of the Company. The preceding sentence shall not be construed to prohibit Executive from continuing to devote more than an insignificant amount of time, in accordance with his past practice, to management of his investments, serving on boards of directors, performing consulting services on his own time (except for retail department stores where the consulting services are focused on the men’s clothing business or for specialty men’s stores) and participation in civic and philanthropic activities.
Executive shall perform such duties, consistent with his status as Chief Executive Officer of Employer, as he may be assigned from time to time by Employer’s Board of Directors (the “Board”). Executive shall have such authority, discretion, power and responsibility, and shall be entitled to an office, secretarial and administrative assistance (at least one secretary and/or administrative assistant of his selection) and other facilities and conditions of employment, as are customary or appropriate to his position. Without limitation of the generality of the foregoing, but subject to any applicable legal requirements, Executive, within the general guidelines adopted from time to time by the Board, shall have the power, without further approval of the Board, to hire, fire and establish the terms of employment (including all compensation and bonus arrangements) of all employees of, and consultants and other advisers to, the Company (other than the Chairman of the Board of Directors). Executive shall also serve without additional compensation as a director of the Company and, if he should so desire, any of its subsidiaries. Executive agrees to resign any and all such directorships concurrently with the expiration or other termination of his employment hereunder. For all purposes of this Agreement, the term “Company” means Employer and all corporation, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer.

3.2 Location of Executive Offices. The Company will maintain its principal executive offices at a location in the Baltimore, Maryland metropolitan area.
4. Compensation and Related Matters
4.1 Base Salary. Employer shall pay to Executive during the Employment Period an annual base salary (the “Base Salary”) in accordance with this Section 4.1. Subject to increases as set forth in the immediately following sentence, the Base Salary shall be $750,000. Beginning in Fiscal 2010, the Compensation Committee of the Board (the “Compensation Committee”) shall increase the Base Salary at least once each fiscal year on the date on which general salary increases within the Company for such year take effect (the “Annual Increase Date”). The annual increase shall be in an amount not less than the percentage increase in the consumer price index over the most recently reported 12-month period. In the event the Compensation Committee fails to so increase the Base Salary in any fiscal year by the Annual Increase Date, the Base Salary shall automatically be increased on such date by an amount equal to the percentage increase in the consumer price index over the most recently reported 12-month period. The Base Salary shall be payable in installments in accordance with the Company’s policy on payment of executives in effect from time to time.
4.2 Annual Bonus. Provided the hereinafter described Bonus is approved by the shareholders of Employer, for the fiscal year ending January 30, 2010 and for each fiscal year thereafter that begins during the Employment Period (each such fiscal year, a “Bonus Year”), Executive shall be entitled to receive a bonus of up to 200% of Base Salary (each, a “Bonus”) based upon attainment of annual quantitative and qualitative performance goals. The performance goals shall be established as soon as possible following the beginning of each Bonus Year by the Compensation Committee in consultation with Executive. The relationship between the size of each Bonus and degree of attainment of performance objectives shall be discretionary with the Compensation Committee. The Bonus earned for any Bonus Year shall be payable promptly following the determination thereof, but in no event later than 90 days following the end of each Bonus Year. Notwithstanding anything to the contrary contained herein or in the Employer’s Bonus Plan, in the event (y) the Employment Period shall end for any reason whatsoever on a day prior to payment to Executive of a Bonus for the last full Bonus Year contained within the Employment Period, and (z) Executive would have been entitled to receive a Bonus for such last full Bonus Year had the Employment Period not ended — then, Employer shall pay to Executive the Bonus for such last full Bonus Year as and when such Bonus would have been paid had the Employment Period not ended.
4.3 Car Allowance. Employer shall pay to Executive throughout the Employment Period a car allowance equal to $1,600 per month, which shall be in lieu of any expense reimbursement related to a car purchased or leased, repairs, insurance, or gas, oil or mileage charges.

4.4 Other Benefits. Throughout the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer’s senior management employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, travel accident insurance, stock option, phantom stock or other similar plan or program of employer. Executive’s Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive’s benefits under any such plan or program shall be fixed and determined. If, during the Employment Period, any plan or program in which Executive participates shall be amended so as to result in overall reduction of Executive’s benefits, or shall be terminated without being replaced by a new plan or program providing for benefits equivalent overall to those provided for Executive prior thereto, the Company shall make arrangements, in addition to any such amended or terminated plan or program, for Executive to participate in a plan or program so as to provide benefits to Executive at least equivalent overall to those provided to Executive prior to such amendment or termination, such benefits to be provided through a plan or program of insurance if commercially available.
4.5 Expense Reimbursement. Employer shall reimburse Executive for all business expenses, including car rental expense while traveling on Employer business, reasonably incurred by him in the performance of his duties under this Agreement and consistent with past practice upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures, all in accordance with Employer’s procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.
4.6 Vacations. Executive shall be entitled to 20 business days of vacation during each calendar year, which shall accrue in accordance with the Company’s vacation policy in effect from time to time for its senior executive officers, with reasonable carry-over allowances, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive’s performance of his duties under this Agreement. Upon termination of Executive’s employment pursuant to Section 5 herein, for any reason whatsoever, Employer shall pay Executive, in addition to any termination compensation provided for under Section 6 herein, an amount equivalent to Executive’s per diem compensation at the then-current Base Salary rate multiplied by the number of unused vacation days, including any carry-over, accrued by Executive as of the date of termination.
5. Termination of Employment Period
5.1 Termination without Cause. Employer or Executive may, by delivery of not less than 60 days’ notice to the other at any time during the Employment Period, terminate the Employment Period without cause.
5.2 By Employer for Cause. Employer may, at any time during the Employment Period by notice to Executive in accordance with and only after full compliance with the procedure set forth herein terminate the Employment Period “for cause” effective immediately. For the purposes hereof, “for cause” means:
(i) the conviction of Executive in a court of competent jurisdiction of a crime constituting a felony in such jurisdiction involving money or other property of Employer or any of its affiliates or any other felony or offense involving moral turpitude; or

(ii) the willful (a) commission of an act not approved of or ratified by the Board involving a material conflict of interest or self-dealing relating to any material aspect of the Company’s business or affairs; or (b) commission of an act of fraud or misrepresentation (including the omission of material facts), provided that such acts relate to the business of the Company and would materially and negatively impact upon the Company; or (c) material failure of Executive to obey directions of the Board that are consistent with Executive’s status as Chief Executive Officer; however, for the purposes of this subsection 5.2 (ii), the refusal of Executive to comply with an order or directive of anyone other than the majority of the Board, or the refusal of Executive to perform an act which is contrary to his duties, responsibilities and/or authority as Chief Executive Officer or is unlawful shall not constitute “for cause”. In the event of an act or omission as provided for in this subsection 5.2 (ii), Employer shall provide Executive with a written notice of intent to terminate the Employment Period “for cause”, setting forth, with reasonable particularity, the reasons and acts or omissions constituting “cause” under this subsection, and shall provide Executive with at least thirty (30) calendar days after such notice to cure or eliminate the problem or violation giving rise to such cause or any longer period as reasonably needed by Executive, provided that it is susceptible of cure or elimination and Executive is proceeding diligently and in good faith to cure such violation. In the event and only after the Executive fails to cure the problem or violation within the period provided for herein, Employer may exercise its rights to terminate the Employment Period in accordance with the procedure set forth below.
Termination “for cause” shall be effected only if (A) Employer has delivered to Executive of a written notice of termination “for cause”, setting forth, with reasonable particularity, the reasons for such “for cause” termination, (B) Employer has provided Executive with, on at least ten (10) business days’ prior written notice, in the case of a termination pursuant to subsection 5.2(ii), the opportunity, together with Executive’s counsel, to be heard before Employer’s Board, said hearing to occur at such reasonable time and place that is mutually convenient to Executive, his counsel, and Employer, and (C) the Board (after such notice and opportunity to be heard has been provided to Executive in the case of a termination pursuant to subsection 5.2(ii)) adopts a resolution concurred in by not less than majority of all of the directors of Employer then in office, including at least two-thirds of all of the directors who are not officers of Employer, that Executive was guilty of conduct constituting “for cause” hereunder, which conduct has not been cured (if applicable), and specifying the particulars thereof in detail.

5.3 By Executive for Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement for “good reason” effective immediately. For the purposes hereof, “good reason” means any material breach by Employer of any provision of this Agreement which, if susceptible of being cured, is not cured within 30 days of delivery of notice thereof to Employer by Executive; it being agreed, however, that the foregoing 30 day cure period shall not be applicable to any failure timely to pay (or any reduction in) compensation or benefits paid or payable to Executive pursuant to the provisions of Section 4 hereof. Without limitation of the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement by Employer: (x) any failure timely to pay (or any reduction in) compensation (including benefits) paid or payable to Executive pursuant to the provisions of Section 4 hereof; (y) any reduction in the duties, responsibilities or perquisites of Executive as provided in Section 3.1 hereof and (z) any transfer of the Company’s principal executive offices outside the geographic area described in Section 3.2 hereof or requirement that Executive principally perform his duties in other than such office.
5.4 By Executive for a Change of Control. Executive may by notice to Employer, terminate the Employment Period under this Agreement for a “change of control” effective immediately provided that not more than 90 days shall have elapsed subsequent to Executive’s becoming aware of the occurrence of the change of control.
For purposes of this Agreement, a “change of control” of the Company shall be deemed to have occurred if, as a result of a single transaction or a series of transactions, (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock, of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities; or (B) any “person” (as such term is used in Sections13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities and there are at least a majority of directors serving on the Board of Directors who were not serving in such capacity as of the date hereof or who were not elected with the consent of the Executive; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets other than a liquidation or sale which would result in the holders of the voting securities of the Company immediately prior thereto continuing to hold at least 70% of the combined voting power of the successor entity immediately following such liquidation or sale.

5.5 Disability. During the Employment Period, if, as a result of physical or mental incapacity or infirmity (including alcoholism or drug addiction), Executive shall be unable to perform his material duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 270 days during any period of 12 consecutive months (each a “Disability Period”), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his material duties hereunder pursuant hereto, Executive shall be deemed disabled (the “Disability”) and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties; provided, that if Employer and Executive cannot agree upon such physician, such physician shall be designated by the then acting President of the Baltimore City Medical Society, and if for any reason such President shall fail or refuse to designate such physician, such physician shall, at the request of either party, be designated by the American Arbitration Association. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.
5.6 Death. The Employment Period shall end on the date of Executive’s death.
6. Termination Compensation; Non-Compete
6.1 Termination Without Cause, for Good Reason or Change of Control. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.1 or by Executive pursuant to the provisions of Sections 5.3 or 5.4 hereof, Employer will pay to Executive on the last day of the Employment Period the sum of (a) $1,500,000, plus (b) if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.
6.2 Certain Other Terminations. If the Employment Period is terminated (a) by Employer pursuant to the provisions of Section 5.2 at any time prior to, or more than 90 days after, a change of control of the Company, (b) by Executive pursuant to Section 5.1, (c) as a result of a Disability pursuant to the provisions of Section 5.5, or (d) as a result of the death of Executive pursuant to the provisions of Section 5.6., Employer shall pay to Executive, within 60 days of the date of termination, (x) his then annual Base Salary through the date of termination, (y) in the case of termination for Disability or by death pursuant to the provisions of Section 5.5 or 5.6, when due pursuant to the provisions of Section 4.2 the maximum Bonus for the Bonus Year in which the date of termination occurred multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365 and (z) if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

6.3 Expiration with Severance. If (a) Employer fails to offer to Executive at least a one year renewal or extension of the Employment Period on its then current terms by no later than August 1 of the last year of the Employment Period and (b) the Employment Period shall thereafter expire on its then stated expiration date, Employer will pay to Executive, on or before the date of termination, an amount equal to the sum of (y) $750,000 and (z) if applicable, the earned Bonus for the Bonus Year ending on the stated expiration date of the Employment Period. Employer shall have no obligation to continue any other benefits provided in Section 4 past the date of termination.
6.4 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6 and in Section 4.6, be entitled to any compensation following termination of the Employment Period, except as may be otherwise provided in any stock options granted by Employer to Executive.
6.5 Mitigation. Executive shall not be required to mitigate the amount of any payments or benefits provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive’s employment by or consultancy or other association with any other person.
6.6 Non-compete. For the purposes of this Agreement, “not compete” (or words of similar effect) shall mean that Executive shall not, directly or indirectly (a) engage in any activities that are in competition with the Company in any geographic area within 50 miles of the location of any Company store (owned or franchised) as of the date of termination of Executive (b) engage in any catalog business that focuses on the sale of men’s clothing, (c) solicit any customer of the Company or (d) solicit any person who is then employed by the Company or was employed by the Company within one year of such solicitation to (i) terminate his or her employment with the Company, (ii) accept employment with anyone other than the Company, or (iii) in any manner interfere with the business of the Company. If the Employment Period is terminated (x) by Executive pursuant to the provisions of Section 5.4 hereof; (y) by Employer pursuant to the provisions of Section 5.1 hereof; or (z) by Executive pursuant to the provisions of Section 5.3 hereof, Executive shall not compete with the Company for a period of two years from the date of termination. If the Employment Period is terminated by the Employer pursuant to the provisions of Section 5.2, Executive shall not compete with the Company for a period of six months from the date of termination. If the Employment Period expires and Executive is entitled to severance pursuant to Section 6.3, Executive shall not compete with the Company for a period of one year from the date of expiration. Executive acknowledges and agrees that in the event of any violation or threatened violation by Executive by his obligations under this section, Employer shall be entitled to injunctive relief without any necessity to post bond. Executive acknowledges and agrees that the Company’s catalog business is competitive with retail store businesses offering similar product lines.

7. Indemnification
The Company shall indemnify and hold Executive harmless from and against any expenses (including attorneys’ fees of the attorneys selected by Executive to represent him, which shall be advanced as incurred), judgments, fines and amounts paid in settlement incurred by him by reason of his being made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of any act or omission to act by Executive during or before the Employment Period or otherwise by reason of the fact that he is or was a director or officer of Employer of any subsidiary or affiliate included as a part of the Company, to the fullest extent and in the manner set forth and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. The provisions of this Section 7 shall survive any termination of the Employment Period or any deemed termination of this Agreement.
8. Miscellaneous
8.1 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be (a) sent by certified mail-return receipt requested, postage prepaid, (b) personally delivered (via overnight delivery or otherwise), or (c) transmitted by facsimile. Notices shall be deemed delivered as follows: (a) three days after deposit with the United States Postal Service by certified mail; (b) one business day after deposit with a nationally-recognized overnight delivery service; (c) on the date of delivery when sent by local, commercial delivery service; or (d) on the date of transmission if sent by facsimile during the hours of 9:00 a.m. to 5:00 p.m. on a business day, or on the next following business day if sent by facsimile other than during such time. Notwithstanding anything to the contrary contained herein, notices shall be deemed to have been given when received or refused by the party to which or whom it was sent or delivered and any writing actually received by the party to which or whom it is addressed (regardless of the means of delivery) shall be sufficient notice hereunder. Notices shall be addressed as follows, provided that either party may, at any time, in the manner set forth for giving notices to the other, establish a different address to which notices to it or him shall be sent:

If to Employer:	Jos. A. Bank Clothiers, Inc. 500 Hanover Pike Hampstead, Maryland 21704 Attn: Chief Financial Officer

With copy to:	Jos. A. Bank Clothiers, Inc. 500 Hanover Pike Hampstead, Maryland 21704 Attn: General Counsel

If to Executive:	Mr. R. Neal Black 2 Calvary Court Lutherville, Maryland 21093

8.2 Legal Fees. The Company shall pay the reasonable legal fees and expenses incurred by Executive in connection with preparation, negotiation, executive and delivery of this Agreement (not to exceed $5,000), as well as such fees and expenses incurred in connection with any amendment or modification hereof or enforcement of Executive’s rights hereunder.
8.3 Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.
8.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to any conflicts of law jurisprudence. Executive hereby consents to the jurisdiction of the state courts of the State of Maryland and the United States District Court for District of Maryland over all claims arising under this Agreement.
8.5 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Baltimore, Maryland in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction; PROVIDED, HOWEVER, that Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.
8.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.
8.7 Counterparts. This Agreement may be executed by facsimile and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
8.8 Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.
8.9 Entire Agreement and Representations. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company’s assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.
8.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns.

8.11 Termination of Prior Employment Agreement. Effective upon the commencement of the Employment Period, Employer and Executive hereby terminate that certain Employment Agreement, dated as of December 21, 1999, as amended, pursuant to which Executive was employed by Employer.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:		EXECUTIVE:
JOS. A. BANK CLOTHIERS, INC.

By:	/s/ Sidney H. Ritman	/s/	R. NEAL BLACK
	Sidney H. Ritman, Chairman Compensation Committee	R. NEAL BLACK

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